EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports Solid Third Quarter 2021 Results; Declares 18% Increase in Quarterly Common Dividend and Increases Share Repurchase Program by 2 Million Shares

ENGLEWOOD CLIFFS, N.J., Oct. 28, 2021 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income of $32.1 million for the third quarter of 2021, compared with $32.2 million for the second quarter of 2021 and $24.8 million for the third quarter of 2020. Diluted earnings per share were $0.80 for the third quarter of 2021 compared with $0.81 in the second quarter of 2021 and $0.62 in the third quarter of 2020. The $0.1 million decrease in net income and $0.01 decrease in diluted earnings per share versus the second quarter of 2021 were primarily due an increase in the provision for credit losses of $2.7 million, an increase in noninterest expenses of $1.9 million, and a decrease in noninterest income of $0.5 million, largely offset by an increase in net interest income of $5.2 million. The $7.3 million increase in net income and $0.18 increase in diluted earnings per share versus the third quarter of 2020 were due to an increase in net interest income of $7.7 million, an increase in noninterest income of $0.5 million, and a decrease in the provision for credit losses of $3.9 million, partially offset by increases noninterest expenses of $1.7 million and income tax expense of $3.1 million.

Pre-tax, pre-provision net revenue (“PPNR”) increased to $44.1 million, reflecting a 6.9% sequential increase from the second quarter of 2021 and a 17.3% increase from the prior year quarter.

Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer stated, “ConnectOne continued to successfully execute upon our operating strategies during the third quarter.  We had solid net revenue growth and core loan growth, while our net interest margin widened for the eighth consecutive quarter, and we continued to grow and strengthen core noninterest income sources, including our fintech subsidiary BoeFly.   During the quarter we further fortified our capital position with a $100+ million preferred equity capital raise and, going into the end of the year, our balance sheet is positioned to continue to outperform from gains in market and client share. Operationally, we again delivered outstanding performance metrics. Return on assets was 1.62%, return on tangible common equity was 16.9% and PPNR as a percent of assets increased once again to 2.23%.  Meanwhile, our efficiency ratio remained among the best in the industry at 38.1% and tangible book value per share increased by 4% sequentially and by more than 15% over the past year to $19.43. Average loans, excluding PPP, increased by 6.8% sequentially, as our proactive, client-first approach resulted in robust lending opportunities across our market.”

“Our year-to-date performance has been very strong on all fronts. Today's common stock dividend increase – the second increase the Board approved this year – reflects our growing capital base, the strength and stability of our profitability, and our commitment to driving long-term value for our shareholders,” Mr. Sorrentino added. “Looking ahead, our outlook for the remainder of 2021 is directionally positive. ConnectOne remains well-positioned to capitalize on meaningful growth opportunities and, as we plan for a robust 2022, we look forward to our continued ability to scale.”

Dividend Declaration

The Company announced that its Board of Directors declared a cash dividend on its common stock of $0.13 per share, reflecting an 18% sequential increase in our cash dividend. The dividend, which reflects the second $0.02 increase declared during 2021, will be paid on December 1, 2021 to common shareholders of record on November 15, 2021.

Operating Results

Fully taxable equivalent net interest income for the third quarter of 2021 was $68.8 million, an increase of $5.3 million, or 8.4%, from the second quarter of 2021 resulting primarily from a 3.7% increase in average interest-earning assets, and a 13 basis-point widening of the net interest margin to 3.73% from 3.60%. Excluding purchase accounting adjustments, the adjusted net interest margin was 3.63% for the third quarter of 2021 and 3.49% for the second quarter of 2021. The net interest margin widened as a result of continued improvement in the Bank’s cost and mix of funding sources, an increase in the accretion of Paycheck Protection Program (“PPP”) fee income due to accelerated forgiveness activity, and the recovery of back-interest after the successful resolution of a nonaccrual loan. These items more than offset a declining core yield on loans receivable and investment securities. This was the eighth consecutive quarter that the Bank’s net interest margin widened. Included in interest income in both the third and second quarter of 2021 was the accretion of PPP fee income of $3.4 million and $2.3 million, respectively. Remaining deferred and unrecognized PPP fees were $6.0 million as of September 30, 2021.

Fully taxable equivalent net interest income for the third quarter of 2021 increased by $7.8 million, or 12.7%, from the third quarter of 2020. The increase from the third quarter of 2020 resulted primarily from a 24 basis-point widening of the net interest margin to 3.73% from 3.49%. The widening of the net interest margin resulted from a 60 basis-point reduction in the cost of interest-bearing liabilities, partially offset by a 24 basis-point reduction in the yield on average interest-earning assets.

Noninterest income was $4.0 million in the third quarter of 2021, $4.5 million in the second quarter of 2021 and $3.5 million in the third quarter of 2020.   The decrease in noninterest income of $0.5 million from the second quarter of 2021 was primarily attributable to a decrease in deposit, loan and other income of $0.5 million, reflecting lower referral fees related to BoeFly’s participation in the PPP.   The increase of $0.5 million in noninterest income when compared to the third quarter of 2020 was attributable to increases in sale of loans held-for-sale of $0.5 million and deposit, loan and other income of $0.4 million, partially offset by a decrease in BOLI income of $0.3 million and a net loss on equity securities of $0.1 million.

Noninterest expenses totaled $28.2 million for the third quarter of 2021, $26.3 million for the second quarter of 2021 and $26.5 million for the third quarter of 2020. The increase in noninterest expenses of $1.9 million from the second quarter of 2021 was primarily attributable to increases in salaries and employee benefits of $1.5 million, reflecting the Bank’s recent expansion leading to a 5% sequential increase in staff count; other expenses of $0.7 million, partially a result of increased technology investments; and professional and consulting fees of $0.1 million. These increases were partially offset by decreases in occupancy and equipment of $0.3 million and data processing of $0.1 million. The increase in noninterest expenses of $1.7 million from the third quarter of 2020 was primarily attributable to increases in salaries and employee benefits of $1.6 million, other expenses $1.2 million professional and consulting of $0.3 million and marketing and advertising of $0.1 million, partially offset by decreases in FDIC insurance $0.6 million and occupancy and equipment of $0.9 million. The Company’s expense base growth reflects its commitment to organic expansion through investments in people and technology, while remaining focused on maintaining best-in-class operating efficiency.

Income tax expense was $10.9 million for the third quarter of 2021, $10.7 million for the second quarter of 2021 and $7.8 million for the third quarter of 2020. The effective tax rates for the third quarter of 2021, second quarter of 2021 and third quarter of 2020 were 25.3%, 24.8% and 23.9%, respectively. The higher effective tax rate during the third quarter of 2021 when compared to the second quarter of 2021 and third quarter of 2020 was the result of higher levels of income from taxable sources.

Asset Quality

The provision for (reversal of) credit losses was $1.1 million for the third quarter of 2021, $(1.6) million for the second quarter of 2021 and $5.0 million for the third quarter of 2020. The provision for credit losses during the third quarter of 2021 of $1.1 million was the result of strong organic loan growth, partially offset by continued improvement in the macroeconomic outlook. The second quarter of 2021 provision recapture of $1.6 million, reflected an accelerated recovery from the pandemic.  The elevated provision for loan losses during the third quarter of 2020 was due to the economic uncertainties of the COVID-19 pandemic, including consideration of related payment deferrals requested or granted.   As of September 30, 2021, the Bank had 10 loans on deferral, with a total balance of approximately $10 million, down significantly from 79 loans with a total balance of approximately $100 million as of June 30, 2021.

Nonperforming assets, which includes nonaccrual loans and other real estate owned (the Bank had no other real estate owned during the periods reported), were $66.0 million as of September 30, 2021, $61.7 million as of December 31, 2020 and $65.5 million as of September 30, 2020. Nonperforming assets as a percentage of total assets were 0.83% as of September 30, 2021, 0.82% as of December 31, 2020 and 0.88% as of September 30, 2020. The ratio of nonaccrual loans to loans receivable was 1.00%, 0.99% and 1.05%, as of September 30, 2021, December 31, 2020 and September 30, 2020, respectively. The annualized net loan charge-offs (recoveries) charge-off ratio was 0.10% for the third quarter of 2021, 0.01% for the second quarter of 2021 and (0.03)% for the third quarter of 2020. The current quarter included a $1.4 million charge-off of a commercial real estate loan that previously had a specific credit reserve. The allowance for credit losses represented 1.19%, 1.27%, and 1.19% of loans receivable as of September 30, 2021, December 31, 2020 and September 30, 2020, respectively. Excluding PPP loans, the allowance for credit losses represented 1.22%, 1.36%, and 1.29% of loans receivable as of September 30, 2021, December 31, 2020 and September 30, 2020, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 118.2% as of September 30, 2021, 128.4% as of December 31, 2020 and 113.4% as of September 30, 2020.

Selected Balance Sheet Items

The Company’s total assets were $7.9 billion, an increase of $402.2 million from December 31, 2020.  Loans receivable were $6.6 billion, an increase of $340.1 million from December 31, 2020. The increase in loans receivable was attributable to higher, non-PPP, loan originations, offset by decreases in PPP loans resulting from forgiveness activity.  As of September 30, 2021, PPP loans totaled $177.8 million, down from $397.5 million as of December 31, 2020 reflecting accelerated forgiveness of the outstanding PPP loans.

The Company’s stockholders’ equity was $1.1 billion as of September 30, 2021, an increase of $183.1 million from December 31, 2020. In August 2021, the Company raised $110.9 million, net of estimated issuance expenses, from the issuance of $115 million in 5.25% fixed rate, non-cumulative, perpetual preferred stock. This issuance was the primary reason for the overall increase in stockholders’ equity, in addition to increases in retained earnings of $82.0 million and additional paid-in capital of $2.0 million, partially offset by a decrease in accumulated other comprehensive income of $3.8 million and an increase in treasury stock of $8.0 million. As of September 30, 2021, the Company’s tangible common equity ratio and tangible book value per share were 9.95% and $19.43, respectively. As of December 31, 2020, the tangible common equity ratio and tangible book value per share were 9.50% and $17.49, respectively. Total goodwill and other intangible assets were approximately $217.9 million as of September 30, 2021 and $219.3 million as of December 31, 2020.

Share Repurchase Program

During the third quarter of 2021, the Company repurchased approximately 196,000 shares of common stock leaving approximately 315,000 shares remaining authorized for repurchase under the current Board approved repurchase program. In addition, the Board has authorized the repurchase of up to an additional 2,000,000, or approximately 5%, of the Company’s currently outstanding common shares. The Company may repurchase shares from time-to-time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission and applicable federal securities laws. The share repurchase plans do not obligate the Company to acquire any particular amount of common stock, and they may be modified or suspended at any time at the Company's discretion.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Third Quarter 2021 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on October 28, 2021 to review the Company's financial performance and operating results. The conference call dial-in number is 201-689-8471, access code 13723610. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, October 28, 2021 and ending on Thursday, November 4, 2021 by dialing 412-317-6671, access code 13723610. An online archive of the webcast will be available following the completion of the conference call at https://www.connectonebank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and its fintech subsidiary, BoeFly. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, as supplemented by the Company’s subsequent filings with the Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns
Executive VP & CFO
201.816.4474; bburns@cnob.com

Media Contact:
Sutton Resler MWW
571.236.4966:  sresler@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	September 30,	December 31,	September 30,
	2021	2020	2020
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$49,626	$63,637	$59,422
Interest-bearing deposits with banks	363,569	240,119	196,697
Cash and cash equivalents	413,195	303,756	256,119

Investment securities	462,884	487,955	453,015
Equity securities	13,700	13,387	13,400

Loans held-for-sale	5,596	4,710	8,508

Loans receivable	6,576,439	6,236,307	6,251,051
Less: Allowance for credit losses - loans	77,986	79,226	74,267
Net loans receivable	6,498,453	6,157,081	6,176,784

Investment in restricted stock, at cost	18,106	25,099	28,713
Bank premises and equipment, net	29,635	30,108	29,922
Accrued interest receivable	33,610	35,317	34,326
Bank owned life insurance	194,487	165,960	165,676
Right of use operating lease assets	11,002	16,159	22,830
Goodwill	208,372	208,372	208,372
Core deposit intangibles	9,480	10,977	11,605
Other assets	50,994	88,458	40,289
Total assets	$7,949,514	$7,547,339	$7,449,559

LIABILITIES
Deposits:
Noninterest-bearing	$1,500,754	$1,339,108	$1,270,021
Interest-bearing	4,897,584	4,620,116	4,528,735
Total deposits	6,398,338	5,959,224	5,798,756
Borrowings	253,225	425,954	506,225
Subordinated debentures, net	152,875	202,648	202,552
Operating lease liabilities	12,437	18,026	26,726
Other liabilities	34,206	26,177	24,564
Total liabilities	6,851,081	6,632,029	6,558,823

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	-	-
Common stock	586,946	586,946	586,946
Additional paid-in capital	25,851	23,887	22,867
Retained earnings	413,996	331,951	309,893
Treasury stock	(38,314)	(30,271)	(30,271)
Accumulated other comprehensive (loss) income	(973)	2,797	1,301
Total stockholders' equity	1,098,433	915,310	890,736
Total liabilities and stockholders' equity	$7,949,514	$7,547,339	$7,449,559

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	09/30/21	09/30/20	09/30/21	09/30/20
Interest income
Interest and fees on loans	$75,092	$74,755	$216,655	$223,488
Interest and dividends on investment securities:
Taxable	1,065	1,305	3,148	5,083
Tax-exempt	511	688	1,885	2,148
Dividends	245	426	764	1,268
Interest on federal funds sold and other short-term investments	113	47	246	625
Total interest income	77,026	77,221	222,698	232,612
Interest expense
Deposits	5,478	11,947	19,487	42,756
Borrowings	3,303	4,725	10,794	13,236
Total interest expense	8,781	16,672	30,281	55,992

Net interest income	68,245	60,549	192,417	176,620
Provision for (reversal of) credit losses	1,100	5,000	(6,315)	36,000
Net interest income after provision for credit losses	67,145	55,549	198,732	140,620

Noninterest income
Deposit, loan and other income	1,702	1,278	5,092	5,777
Income on bank owned life insurance	1,278	1,598	3,527	3,693
Net gains on sale of loans held-for-sale	1,114	614	2,668	1,244
Gain on sale of branches	-	-	674	-
Net (losses) gains on equity securities	(78)	(7)	(242)	215
Net gains on sale/redemption of investment securities	-	-	195	29
Total noninterest income	4,016	3,483	11,914	10,958

Noninterest expenses
Salaries and employee benefits	16,740	15,114	47,589	44,177
Occupancy and equipment	2,656	3,566	8,876	10,193
FDIC insurance	525	1,105	2,040	3,054
Professional and consulting	2,217	1,926	6,290	5,173
Marketing and advertising	345	214	864	944
Data processing	1,541	1,470	4,680	4,529
Merger expenses	-	-	-	14,640
Amortization of core deposit intangible	483	627	1,498	1,931
Increase in value of acquisition price	-	-	-	2,333
Other expenses	3,676	2,456	9,090	7,625
Total noninterest expenses	28,183	26,478	80,927	94,599

Income before income tax expense	42,978	32,554	129,719	56,979
Income tax expense	10,881	7,768	32,404	11,331
Net income	$32,097	$24,786	$97,315	$45,648

Earnings per common share:
Basic	$0.81	$0.62	$2.45	$1.15
Diluted	0.80	0.62	2.43	1.15

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 30,	Sep. 30,
	2021	2021	2021	2020	2020
Selected Financial Data	(dollars in thousands)
Total assets	$7,949,514	$7,710,082	$7,449,639	$7,547,339	$7,449,559
Loans receivable:
Commercial	$1,116,535	$1,046,965	$1,071,418	$1,092,404	$1,125,273
Paycheck Protection Program ("PPP") loans	177,829	326,788	522,340	397,492	474,022
Commercial real estate	2,354,209	2,252,484	2,127,806	2,103,468	2,001,311
Multifamily	2,113,541	1,914,978	1,698,331	1,712,153	1,703,290
Commercial construction	552,896	587,121	565,872	617,747	614,112
Residential	270,793	286,907	306,376	322,564	343,376
Consumer	2,093	6,355	3,364	1,853	1,876
Gross loans	6,587,896	6,421,598	6,295,508	6,247,681	6,263,260
Unearned net origination fees	(11,457)	(13,694)	(18,317)	(11,374)	(12,209)
Loans receivable	6,576,439	6,407,904	6,277,191	6,236,307	6,251,051
Loans held-for-sale	5,596	6,159	6,900	4,710	8,508
Total loans	$6,582,035	$6,414,063	$6,284,091	$6,241,017	$6,259,559

Investment and equity securities	$476,584	$472,156	$455,223	$501,342	$466,415
Goodwill and other intangible assets	217,852	218,335	218,842	219,349	219,977
Deposits:
Noninterest-bearing demand	$1,500,754	$1,485,952	$1,384,961	$1,339,108	$1,270,021
Time deposits	1,221,911	1,301,807	1,356,599	1,464,133	1,619,609
Other interest-bearing deposits	3,675,673	3,404,754	3,209,774	3,155,983	2,909,126
Total deposits	$6,398,338	$6,192,513	$5,951,335	$5,959,224	$5,798,756

Borrowings	$253,225	$353,462	$359,710	$425,954	$506,225
Subordinated debentures (net of debt issuance costs)	152,875	152,800	152,724	202,648	202,552
Total stockholders' equity	1,098,433	964,960	935,637	915,310	890,736

Quarterly Average Balances
Total assets	$7,837,997	$7,566,676	$7,500,034	$7,547,651	$7,474,002
Loans receivable:
Commercial (including PPP loans)	$1,296,066	$1,485,918	$1,531,790	$1,557,303	$1,610,423
Commercial real estate (including multifamily)	4,312,092	3,925,497	3,805,856	3,704,197	3,679,297
Commercial construction	572,920	553,396	595,466	615,439	646,281
Residential	279,063	293,633	316,233	332,403	352,426
Consumer	2,649	3,148	2,540	3,309	2,536
Gross loans	6,462,790	6,261,592	6,251,885	6,212,651	6,290,963
Unearned net origination fees	(13,064)	(13,076)	(13,163)	(12,023)	(13,292)
Loans receivable	6,449,726	6,248,516	6,238,723	6,200,628	6,277,671
Loans held-for-sale	6,226	3,696	4,237	9,003	10,772
Total loans	$6,455,952	$6,252,212	$6,242,960	$6,209,631	$6,288,443

Investment and equity securities	$465,103	$450,543	$481,802	$469,820	$429,947
Goodwill and other intangible assets	218,170	218,662	219,171	219,761	220,391
Deposits:
Noninterest-bearing demand	$1,495,456	$1,432,707	$1,348,585	$1,294,447	$1,253,235
Time deposits	1,252,818	1,324,510	1,422,295	1,577,338	1,728,129
Other interest-bearing deposits	3,582,261	3,320,400	3,225,751	3,094,536	2,881,592
Total deposits	$6,330,535	$6,077,617	$5,996,631	$5,966,321	$5,862,956

Borrowings	$276,183	$331,633	$375,511	$410,098	$467,399
Subordinated debentures (net of debt issuance costs)	152,825	152,750	154,341	202,595	202,502
Total stockholders' equity	1,032,191	952,019	928,041	906,153	883,364

	Three Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 30,	Sep. 30,
	2021	2021	2021	2020	2020
	(dollars in thousands, except for per share data)
Net interest income	$68,245	$63,009	$61,163	$61,371	$60,549
Provision for (reversal of) credit losses	1,100	(1,649)	(5,766)	5,000	5,000
Net interest income after provision for credit losses	67,145	64,658	66,929	56,371	55,549
Noninterest income
Deposit, loan and other income	1,702	2,222	1,168	1,300	1,278
Income on bank owned life insurance	1,278	1,185	1,064	1,314	1,598
Net gains on sale of loans held-for-sale	1,114	847	707	841	614
Gain on sale of branches	-	-	674	-	-
Net (losses) gains on equity securities	(78)	23	(187)	(13)	(7)
Net gains on sale/redemption of investment securities	-	195	-	-	-
Total noninterest income	4,016	4,472	3,426	3,442	3,483
Noninterest expenses
Salaries and employee benefits	16,740	15,284	15,565	14,581	15,114
Occupancy and equipment	2,656	2,916	3,404	3,689	3,566
FDIC insurance	525	580	935	948	1,105
Professional and consulting	2,217	2,117	1,956	2,210	1,926
Marketing and advertising	345	278	241	256	214
Data processing	1,541	1,603	1,536	1,479	1,470
Amortization of core deposit intangible	483	508	507	628	627
Other expenses	3,676	2,973	2,341	2,611	2,456
Total noninterest expenses	28,183	26,259	26,485	26,402	26,478

Income before income tax expense	42,978	42,871	43,870	33,411	32,554
Income tax expense	10,881	10,652	10,871	7,770	7,768
Net income	$32,097	$32,219	$32,999	$25,641	$24,786

Weighted average diluted common shares outstanding	39,869,468	39,872,829	39,788,881	39,726,791	39,653,832
Diluted EPS	$0.80	$0.81	$0.82	$0.64	$0.62

Reconciliation of GAAP Earnings to Pre-tax and Pre-provision Net Revenue
Net income	$32,097	$32,219	$32,999	$25,641	$24,786
Income tax expense	10,881	10,652	10,871	7,770	7,768
Provision for (reversal of) credit losses	1,100	(1,649)	(5,766)	5,000	5,000
Pre-tax and pre-provision net revenue	$44,078	$41,222	$38,104	$38,411	$37,554

Return on Assets Measures
Average assets	$7,837,997	$7,566,676	$7,500,034	$7,547,651	$7,474,002
Return on avg. assets	1.62%	1.71%	1.78%	1.35%	1.32%
Return on avg. assets (pre-tax and pre-provision)	2.23	2.19	2.06	2.02	2.00

	Three Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 30,	Sep. 30,
	2021	2021	2021	2020	2020
Return on Equity Measures	(dollars in thousands)
Average common equity	$980,344	$952,019	$928,041	$906,153	$883,364
Less: average intangible assets	(218,170)	(218,662)	(219,171)	(219,761)	(220,391)
Average tangible common equity	$762,174	$733,357	$708,870	$686,392	$662,973

Return on avg. common equity (GAAP)	12.99%	13.57%	14.42%	11.26%	11.16%
Return on avg. tangible common equity ("TCE") (non-GAAP) (1)	16.88	17.82	19.08	15.12	15.14

Efficiency Measures
Total noninterest expenses	$28,183	$26,259	$26,485	$26,402	$26,478
Amortization of core deposit intangibles	(483)	(508)	(507)	(628)	(627)
Foreclosed property expense	-	-	-	(2)	-
Operating noninterest expense	$27,700	$25,751	$25,978	$25,772	$25,851

Net interest income (tax equivalent basis)	$68,761	$63,418	$61,581	$61,840	$61,005
Noninterest income	4,016	4,472	3,426	3,442	3,483
Net gains on sale of branches	-	-	(674)	-	-
Net gains on sale/redemption of investment securities	-	(195)	-	-	-
Operating revenue	$72,777	$67,695	$64,333	$65,282	$64,488

Operating efficiency ratio (non-GAAP) (2)	38.1%	38.0%	40.4%	39.5%	40.1%

Net Interest Margin
Average interest-earning assets	$7,321,771	$7,059,965	$7,008,500	$7,031,662	$6,962,499

Net interest income (tax equivalent basis)	$68,761	$63,418	$61,581	$61,840	$61,005
Impact of purchase accounting fair value marks	(1,849)	(2,012)	(2,074)	(2,237)	(2,403)
Adjusted net interest income (tax equivalent basis)	$66,912	$61,406	$59,507	$59,603	$58,602

Net interest margin (GAAP)	3.73%	3.60%	3.56%	3.50%	3.49%
Adjusted net interest margin (non-GAAP) (3)	3.63	3.49	3.44	3.37	3.35

(1) Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.
(2) Operating noninterest expense divided by operating revenue.
(3) Adjusted net interest margin excludes impact of purchase accounting fair value marks.

	As of
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 30,	Sep. 30,
	2021	2021	2021	2020	2020
Capital Ratios and Book Value per Share	(dollars in thousands, except for per share data)
Common equity	$987,506	$964,960	$935,637	$915,310	$890,736
Less: intangible assets	(217,852)	(218,335)	(218,842)	(219,349)	(219,977)
Tangible common equity	$769,654	$746,625	$716,795	$695,961	$670,759

Total assets	$7,949,514	$7,710,082	$7,449,639	$7,547,339	$7,449,559
Less: intangible assets	(217,852)	(218,335)	(218,842)	(219,349)	(219,977)
Tangible assets	$7,731,662	$7,491,747	$7,230,797	$7,327,990	$7,229,582

Common shares outstanding	39,602,199	39,794,815	39,773,602	39,785,398	39,754,051

Common equity ratio (GAAP)	12.42%	12.52%	12.56%	12.13%	11.96%
Tangible common equity ratio (non-GAAP) (4)	9.95	9.97	9.91	9.50	9.28

Regulatory capital ratios (Bancorp):
Leverage ratio	11.60%	10.19%	9.89%	9.51%	9.30%
Common equity Tier 1 risk-based ratio	10.73	11.09	11.36	10.79	10.63
Risk-based Tier 1 capital ratio	12.35	11.17	11.44	10.87	10.72
Risk-based total capital ratio	15.54	14.58	15.08	15.08	14.94

Regulatory capital ratios (Bank):
Leverage ratio	11.33%	11.34%	11.06%	10.63%	10.41%
Common equity Tier 1 risk-based ratio	12.06	12.42	12.78	12.24	12.00
Risk-based Tier 1 capital ratio	12.06	12.42	12.78	12.24	12.00
Risk-based total capital ratio	13.61	14.07	14.55	10.00	13.70

Book value per share (GAAP)	$24.94	$24.25	$23.52	$23.01	$22.41
Tangible book value per share (non-GAAP) (5)	19.43	18.76	18.02	17.49	16.87

Net Loan (Recoveries) Charge-Off Detail
Net loan charge-offs (recoveries):
Charge-offs	$1,727	$212	$-	$67	$257
Recoveries	(113)	(14)	(61)	(26)	(800)
Net loan charge-offs (recoveries)	$1,614	$198	$(61)	$41	$(543)
Net loan charge-offs (recoveries) as a % of average loans receivable (annualized)	0.10%	0.01%	(0.00)%	0.00%	(0.03)%

Asset Quality
Nonaccrual loans	$65,959	$56,213	$60,940	$61,696	$65,494
OREO	-	-	-	-	-
Nonperforming assets	$65,959	$56,213	$60,940	$61,696	$65,494

Performing troubled debt restructurings	$41,256	$33,021	$25,505	$23,655	$18,241

Allowance for credit losses - loans ("ACL")	77,986	78,684	80,568	79,226	74,267

Loans receivable	$6,576,439	$6,407,904	$6,277,191	$6,236,307	$6,251,051
Less: PPP loans	177,829	326,788	522,340	397,492	474,022
Loans receivable (excluding PPP loans)	$6,398,610	$6,081,116	$5,754,851	$5,838,815	$5,777,029

Nonaccrual loans as a % of loans receivable	1.00%	0.88%	0.97%	0.99%	1.05
Nonperforming assets as a % of total assets	0.83	0.73	0.82	0.82	0.88
ACL as a % of loans receivable	1.19	1.23	1.28	1.27	1.19
ACL as a % of loans receivable (excluding PPP loans)	1.22	1.29	1.40	1.36	1.29
ACL as a % of nonaccrual loans	118.2	140.0	132.2	128.4	113.4

(4) Tangible common equity divided by tangible assets.
(5) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average			Average			Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$459,559	$1,712	1.48%	$444,461	$1,765	1.59%	$420,362	$2,176	2.06%
Loans receivable and loans held-for-sale (2) (3) (4)	6,455,952	75,434	4.64	6,252,212	71,348	4.58	6,288,443	75,028	4.75
Federal funds sold and interest-
bearing deposits with banks	387,155	151	0.15	341,885	84	0.10	227,617	47	0.08
Restricted investment in bank stock	19,105	245	5.09	21,407	263	4.93	26,077	426	6.50
Total interest-earning assets	7,321,771	77,542	4.20	7,059,965	73,460	4.17	6,962,499	77,677	4.44
Allowance for credit losses - loans	(78,327)			(80,548)			(69,381)
Noninterest-earning assets	594,553			587,259			580,884
Total assets	$7,837,997			$7,566,676			$7,474,002

Interest-bearing liabilities:
Time deposits	1,252,818	2,983	0.94	$1,324,510	$3,963	1.20	1,728,129	8,174	1.88
Other interest-bearing deposits	3,582,261	2,495	0.28	3,320,400	2,461	0.30	2,881,592	3,773	0.52
Total interest-bearing deposits	4,835,079	5,478	0.45	4,644,910	6,424	0.55	4,609,721	11,947	1.03

Borrowings	276,183	1,105	1.59	331,633	1,419	1.72	467,399	1,992	1.70
Subordinated debentures	152,825	2,168	5.63	152,750	2,168	5.69	202,502	2,700	5.30
Capital lease obligation	2,018	30	5.90	2,066	31	6.02	2,211	33	5.94
Total interest-bearing liabilities	5,266,105	8,781	0.66	5,131,359	10,042	0.78	5,281,833	16,672	1.26

Noninterest-bearing demand deposits	1,495,456			1,432,707			1,253,235
Other liabilities	44,245			50,591			55,570
Total noninterest-bearing liabilities	1,539,701			1,483,298			1,308,805
Stockholders' equity	1,032,191			952,019			883,364
Total liabilities and stockholders' equity	$7,837,997			$7,566,676			$7,474,002

Net interest income (tax equivalent basis)		68,761			63,418			61,005
Net interest spread (5)			3.54%			3.39%			3.18%

Net interest margin (6)			3.73%			3.60%			3.49%

Tax equivalent adjustment		(516)			(409)			(456)
Net interest income		$68,245			$63,009			$60,549

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3) Includes loan fee income and accretion of purchase accounting adjustments.
(4) Loans include nonaccrual loans.
(5) Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.